Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Centene Corporation:

We consent to the use of our reports dated February 20, 2012, with respect to the consolidated balance sheets of Centene Corporation as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal controls over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

St. Louis, Missouri,
April 26, 2012